Flaherty & Crumrine Preferred and Income Securities Fund Incorporated N-2

Exhibit 99(b)(2)

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

FLAHERTY & CRUMRINE/CLAYMORE PREFERRED SECURITIES INCOME FUND INCORPORATED

Pursuant to Article 8.1 of the Amended and Restated By-Laws (the “By-Laws”) of Flaherty & Crumrine/Claymore Preferred Securities Income Fund Incorporated:

Article 1.1 was amended in its entirety to read as follows:

“Section 1.1. Name. The name of the Company is Flaherty & Crumrine Preferred Securities Income Fund Incorporated.”

January 22, 2013